UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2009

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-15571	58-2242407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

822 Industrial Boulevard, Ellijay, Georgia	30540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (706) 276-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 23, 2009, Appalachian Bancshares, Inc. (the “Company”) received a written Staff Determination Notice from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it failed to comply with Nasdaq’s Marketplace Rule 5450(b)(1)(C) (the “Market Value Rule”) because its market value of publicly held shares (“MVPHS”), over the last 30 consecutive trading days, fell below the minimum $5,000,000 requirement for continued listing. In accordance with Marketplace Rule 5810(c)(3)(D), the Company will be provided 90 calendar days, or until December 22, 2009, to regain compliance. If at any time before December 22, 2009, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive business days, written notification will be sent stating that the Company has achieved compliance with the Market Value Rule.

Further, on September 23, 2009, the Company received a written Staff Determination Notice from Nasdaq notifying the Company that it fails to comply with Nasdaq’s Marketplace Rule 5450(a)(1) (the “Bid Price Rule”) because its closing bid price, over the last 30 consecutive business days, has closed below the minimum $1.00 per share requirement for continued listing. In accordance with Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until March 22, 2010, to regain compliance. If at any time before March 22, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, written notification will be sent stating that the Company has achieved compliance with the Bid Price Rule.

If compliance with the Market Value Rule and the Bid Price Rule cannot be demonstrated by December 22, 2009 and March 22, 2010, respectively, then the Company’s common stock will be subject to delisting from the Nasdaq Global Market.

[The Company issued a press release on September 29, 2009 that disclosed its receipt of this notice from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.]

Item 9.01	Financial Statements and Exhibits

[Exhibit 99.1 Press release dated September 29, 2009.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

Dated: September 29, 2009	By:	/s/ Tracy R. Newton
	Name:	Tracy R. Newton
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
99.1	Press release dated September 29, 2009.